Exhibit 99.1

EMPLOYEE STOCK OPTION PLAN

MBcure Ltd

2015 EMPLOYEE STOCK OPTION PLAN

EMPLOYEE STOCK OPTION PLAN

i

EMPLOYEE STOCK OPTION PLAN

This plan, as amended from time to time, shall be known as the MBcure Ltd. 2015 Employee Stock Option Plan (the “ESOP”).

1. PURPOSE OF THE ESOP

The ESOP is intended to provide incentive to employees and service providers of the Company and its Affiliates, persons of training, experience, and ability, to attract new employees, directors, consultants, service providers and any other persons who the Administrator shall decide their services are considered valuable to the Company and its Affiliates, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase Shares in the Company, pursuant to the ESOP.

2. DEFINITIONS

For purposes of the ESOP and related documents, including the Option Agreements, the following definitions shall apply:

2.1 “Administrator” shall mean the Board of Directors or a Committee, if a Committee is appointed.

2.2 “Affiliate” means an “Employing Company” within the meaning of Section 102(a) of the Ordinance, including FutuRx.

2.3 “Approved 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a 102 Trustee for the benefit of the Optionee.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Capital Gain Option” or “CGO” -- as defined in Section 5.4 below.

2.6 “Cause” means (i) conviction of any felony involving moral turpitude or affecting the Company and/or an Affiliate; (ii) any refusal to carry out a reasonable directive of the chief executive officer of the Company or its Affiliate, the Board or the Optionee’s direct supervisor, with respect to the business of the Company and/or an Affiliate and was capable of being lawfully performed; (iii) embezzlement of funds of the Company and/or an Affiliate; (iv) any breach of the Optionee’s fiduciary duties or duties of care of the Company and/or an Affiliate; including without limitation disclosure of confidential information of the Company and/or an Affiliate; and (v) any conduct (other than conduct in good faith) reasonably determined by the Administrator to be materially detrimental to the Company and/or an Affiliate.

2.7 “Chairman” means the chairman of the Board or the Committee, as applicable.

2.8 “Committee” means a compensation committee or other committee as may be appointed by the Board, in its discretion, to administer the ESOP, to the extent permissible under applicable law, as amended from time to time.

2.9 “Company” means MBcure Ltd., an Israeli Company.

2.10 “Companies Law” means the Israeli Companies Law 5759-1999.

EMPLOYEE STOCK OPTION PLAN

2.11 “Consideration” shall mean with respect to outstanding Options, the right to receive, for each Share subject to the Option immediately prior to the Transaction, the consideration (whether shares, cash, or other securities or property) received in the Transaction by holders of Shares of the Company for each Share held on the effective date of the Transaction (and if holders were offered a choice of consideration, the type of consideration determined by the Administrator, at its sole discretion); provided, however, that the Administrator may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option to be of such class or classes of shares of the Successor Company or its parent or subsidiary, as the Administrator may deem appropriate, equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding shares in the Transaction; and provided further that the Administrator may determine, in its discretion, that in lieu of assumption or substitution of Options for options of the Successor Company or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances, as shall be determined by the Administrator in its sole and absolute discretion.

2.12 “Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.13 “Date of Grant” means, the date of grant of an Option, as determined by the Administrator and set forth in the Optionee’s Option Agreement.

2.14 “Deposited Shares” shall mean Shares, if any, issued by the Company to and held in trust by a Deposited Shares Trustee.

2.15 “Deposited Shares Trustee” shall mean a trustee holding Shares issued to it by the Company on behalf of the Company for the purpose of issuance in connection with Options granted, under this ESOP and any other incentive plans of the Company, to Employees and Non-Employees of the Company,.

2.16 “Employee” means a person who is employed by the Company or an Affiliate, including an individual who is not employed by the Company or an Affiliate but is serving as a director or an office holder of the Company or an Affiliate, but excluding any person who is a Controlling Shareholder.

2.17 “Expiration date” means the date upon which an Option shall expire, as set forth in Section 10.2 of the ESOP.

2.18 “Fair Market Value” means as of any date, the value of a Share determined as follows:

(i)	If the Shares are listed in securities exchange, to which a license was given under Section 45 of the Securities Law 5728-1968, or a securities exchange abroad, which was approved by whoever is entitled to approve it under the statutes of the state where it functions, and also an organized market – in Israel or abroad, the Fair Market Value shall be (a) the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in a common Journal, or such other source as the Administrator deems reliable, or (b) to the extent required under the rules of the securities exchange in which the Shares are traded, as determined in accordance with those rules;

EMPLOYEE STOCK OPTION PLAN

(ii)	Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be;

(iii)	If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination; or

(iv)	In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

2.19 “FutuRx” means FutuRx Ltd., an Israeli company which holds shares in the Company, and its successors.

2.20 “IPO” means the initial public offering of the Company’s shares.

2.21 “ESOP” means this 2015 Israeli Stock Option Plan.

2.22 “ITA” means the Israeli Tax Authorities.

2.23 “Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.24 “Ordinary Income Option” or “OIO” as defined in Section 5.5 below.

2.25 “Option” means an option to purchase one or more Shares of the Company pursuant to the ESOP, which includes an option to purchase a Share from the Company and an option to purchase a Deposited Share being held in trust.

2.26 “102 Option” means any Option granted to Employees pursuant to Section 102 of the Ordinance.

2.27 “3(i) Option” means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is Non-Employee.

2.28 “Optionee” means a person who receives or holds an Option under the ESOP.

2.29 “Option Agreement” means the share option agreement between the Company and an Optionee that sets out the terms and conditions of an Option.

2.30 “Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.31 “Purchase Price” means the price for each Share subject to an Option.

2.32 “Rules” means the Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003.

EMPLOYEE STOCK OPTION PLAN

2.33 “Section 102” means section 102 of the Ordinance as now in effect or as hereafter amended.

2.34 “Share” means the ordinary shares, nominal value NIS 0.01 per share, of the Company, including Deposited Shares.

2.35 “Successor Company” means any entity the Company is merged into or acquired by, in which the Company is not the surviving entity.

2.36 “Transaction” means (i) merger, consolidation, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity or resulting in the Company being the surviving entity and there is a change in the ownership of shares of the Company, such that another person or entity owning fifty percent (50%) or more of the outstanding voting power of the Company’s securities by virtue of the transaction, (ii) a sale or transfer of all or substantially all of the assets of the Company, (iii) an acquisition of all or a majority of the shares of the Company; and (iv) any such other transaction with a similar effect, as shall be determined by the Board.

2.37 “102 Trustee” means any person appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.38 “Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a 102 Trustee.

2.39 “Vested Option” means any Option, which has already been vested according to the Vesting Dates.

2.40 “Vesting Dates” means, as determined by the Administrator, the date as of which the Optionee shall be entitled to exercise the Options or part of the Options, as set forth in section 11 of the ESOP.

3. ADMINISTRATION OF THE ESOP

3.1 The Administrator shall have the power to administer the ESOP. To avoid doubt, the Board shall automatically have residual authority if no Committee shall be constituted or if any Committee shall cease to operate for any reason.

3.2 The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.3 The Administrator shall have the power to: (i) designate participants; (ii) determine the terms and provisions of the respective Option Agreements, including, but not limited to: (a) the number of Options to be granted to each Optionee; (b) vesting schedule of the Options, including, to the extent approved by the ITA, a performance based vesting mechanism; (c) the number of Shares to be covered by each Option; (d) provisions concerning the time and the extent to which the Options may be exercised and the nature and duration of restrictions as to the transferability or restrictions constituting substantial risk of forfeiture and to cancel or suspend awards, as necessary; (e) make an election as to the type of Approved 102 Option; (f) designate the type of Options; (g) determine exercise price for each Option granted to the Optionee; (h) determine whether the Shares issued with respect to an Option shall come from the general ESOP pool or the Deposited Shares; and (i) the authority to adopt country specific addendums as may be deemed advisable to the Administrator in order to facilitate grants to non-Israeli optionees, and determine the terms of such grants.

EMPLOYEE STOCK OPTION PLAN

3.4 The interpretation and construction by the Administrator of any provision of the ESOP or of any grant hereunder shall be final and conclusive. In the event that the Board appoints a Committee, the interpretation and construction by the Committee of any provision of the ESOP or of any Option hereunder shall be conclusive unless otherwise determined by the Board of Directors. The Administrator shall have full power and authority to: (i) alter any restrictions and conditions of any Options or Shares subject to any Options (ii) interpret the provisions and supervise the administration of the ESOP and/or any Option or Share issued under the ESOP; (iii) accelerate the right of an Optionee to exercise in whole or in part, any previously granted Option; (iv) prescribe, amend and rescind rules and regulations relating to the ESOP; and (v) make all other determinations deemed necessary or advisable for the administration of the ESOP and/or Options granted hereunder, including to correct any defect, supply any omission or reconcile any inconsistency in the ESOP or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the ESOP.

3.5 The Board may, in its sole discretion, delegate some or all of the powers listed above to the Committee, to the extent permitted by the Companies Law and other applicable law, and the Company’s Articles of Association. To avoid doubt, the Board may at any time exercise any powers of the Administrator, notwithstanding the fact that a Committee has been appointed.

3.6 The Administrator shall have the authority to grant, at its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price equal to, lower than or higher than the Purchase Price of the original Option so surrendered and canceled and containing such other terms as the Administrator may prescribe in accordance with the provisions of the ESOP. With respect to Options granted as 102 Options, to the extent required by the ITA under the Ordinance and the Rules, the surrender and cancelation of Options in exchange for new Options shall be subject to the approval of the ITA.

3.7 Without limiting the generality of the foregoing, the Administrator may adopt special appendices and/or guidelines and provisions with respect to the grant of other types of equity-based awards (such as RSUs) under the ESOP.

3.8 No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the ESOP or any Option granted hereunder. Subject to the Company’s decision and to all approvals legally required, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him or her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the ESOP unless arising out of such member’s own willful misconduct or bad faith, to the fullest extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company’s Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

EMPLOYEE STOCK OPTION PLAN

4. DESIGNATION OF PARTICIPANTS

4.1 The persons eligible for participation in the ESOP as Optionees shall include any Employees and/or Non-Employees of the Company and/or of any Affiliate; provided, however, that with respect to Israeli Employees or Non-Employees: (i) Employees may only be granted 102 Options; (ii) Non-Employees may only be granted 3(i) Options; and (iii) Controlling Shareholders may only be granted 3(i) Options.

4.2 The grant of an Option hereunder shall neither entitle the Optionee to participate nor disqualify the Optionee from participating in, any other grant of Options pursuant to the ESOP or any other option or share plan of the Company and/or of any Affiliate.

4.3 Anything in the ESOP to the contrary notwithstanding, all grants of Options to directors and office holders shall be authorized and implemented in accordance with the provisions of the Companies Law or any successor act or regulation, as in effect from time to time.

5. DESIGNATION OF OPTIONS PURSUANT TO SECTION 102

5.1 The Company may designate Options granted to Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

5.2 The grant of Approved 102 Options shall be made under this ESOP, and shall be conditioned upon the approval of this ESOP by the ITA.

5.3 Approved 102 Option may either be classified as Capital Gain Option (“CGO”) or Ordinary Income Option (“OIO”).

5.4 Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as CGO.

5.5 Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as OIO.

5.6 The Company, shall elect the type of Approved 102 Options as CGO or OIO granted to Employees (the “Election”), and such Election shall be appropriately filed with the ITA before the Date of Grant of an Approved 102 Option. Such Election shall become effective beginning the first Date of Grant of an Approved 102 Option under this ESOP and shall remain in effect at least until the end of the year following the year during which the Company first granted Approved 102 Options. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Optionees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

EMPLOYEE STOCK OPTION PLAN

5.7 All Approved 102 Options must be held in trust by a 102 Trustee, as described in Section 6 below.

5.8 For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the Rules and regulations promulgated thereunder.

5.9 With respect to Approved 102 Options, the provisions of the ESOP and/or the Option Agreement shall be subject to the provisions of Section 102 and any approvals of the ITA, and the said provisions and approvals shall be deemed an integral part of the ESOP and of the Option Agreement. Any provision of Section 102 and/or the said approvals which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the ESOP or the Option Agreement, shall be considered binding upon the Company and/or the relevant Affiliates and the Optionees.

6. 102 TRUSTEE

6.1 Approved 102 Options which shall be granted under the ESOP and/or any Shares allocated or issued upon exercise of such Approved 102 Options and/or other rights and shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the 102 Trustee and held for the benefit of the Optionees for such period of time as required by Section 102 or any regulations, Rules or orders or procedures promulgated thereunder (the “Holding Period”). In the case the requirements for Approved 102 Options are not met, then the Approved 102 Options may be treated as Unapproved 102 Options, all in accordance with the provisions of Section 102 and Rules and regulations promulgated thereunder.

6.2 Notwithstanding anything to the contrary, the 102 Trustee shall not release any Shares allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Optionee’s tax liabilities arising from Approved 102 Options which were granted to him and/or any Shares allocated or issued upon exercise of such Options.

6.3 With respect to any Approved 102 Option, subject to the provisions of Section 102 and any Rules or regulation or orders or procedures promulgated thereunder, an Optionee shall not sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any Share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any Rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Optionee.

6.4 Upon receipt of Approved 102 Option, the Optionee will undertake to release the 102 Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the ESOP, or any Approved 102 Option or Share granted to the Optionee thereunder.

EMPLOYEE STOCK OPTION PLAN

7. SHARES RESERVED FOR THE ESOP; RESTRICTIONS THEREON

7.1 The Company has reserved and will reserve in the future authorized but unissued Shares for the purpose of issuance with respect to Options granted under the ESOP, subject to adjustments as set forth in Section 9 below, and subject to Section 7.2 below (the “ESOP Reserve”). Any Shares which remain unissued and which are not subject to the outstanding Options at the termination of the ESOP shall cease to be reserved for the purpose of the ESOP, but until termination of the ESOP the Company shall at all times reserve sufficient number of Shares as determine by the Board for the purpose of the ESOP. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares subject to such Option may again be subjected to an Option under the ESOP or under the Company’s other share incentive plans.

7.2 If the Company has deposited in trust Deposited Shares for the purpose of issuance with respect to grants of Options made by the Company, then the Deposited Shares will be deemed part of the ESOP Reserve, and the Board shall be entitled to grant Options under the ESOP to purchase the Deposited Shares. Upon the issuance of Shares in connection with the exercise of an Option, such Shares shall either originate from the Deposited Shares or the general pool under Section 7.1 above, as shall be determined by the Board in its sole discretion. Subject to the approval of the ITA, in the event Deposited Shares are granted with respect to an Approved 102 Option, the Shares will be transferred from the Deposited Share Trustee to the 102 Trustee.

7.3 Each Option granted pursuant to the ESOP, shall be evidenced by a written Option Agreement between the Company and the Optionee, in such form as the Administrator shall from time to time approve. Each Option Agreement shall state, among other matters, the number of Shares to which the Option relates, the type of Option granted thereunder (whether a CGO, OIO, Unapproved 102 Option, a 3(i) Option or other type of award), the Vesting Dates, performance mechanism (if any, provided that to the extent required such mechanism is approved by the ITA), the Purchase Price per share, the Expiration Date, and such other terms and conditions as the Administrator in its discretion may prescribe. Any interpretation of the Option Agreement will be made by the Administrator. Unless determined otherwise, in the event there is any contradiction between the provisions of the Option Agreement and the ESOP, the provisions of the ESOP will prevail.

7.4 Until the consummation of an IPO, and as a condition of grant of an Option, exercise of an Option or issuance of Shares, the Optionee will be required to grant an irrevocable proxy and power of attorney (the “Proxy”) pursuant to the directions of the Board, such Proxy to be made in favor of the person or persons designated by the Board, to vote all Shares obtained by the Participant pursuant to an Option at all general meetings of Company, and to sign all written resolutions, waivers, consents etc. of the shareholders of the Company on behalf of the Optionee, including the right to waive on behalf of the Optionee all minimum notice requirements for meetings of shareholders of the Company, and to otherwise exercise every right, power and authority with respect to the Shares as shall be detailed in the Proxy. The Proxy shall remain in effect until the consummation of an IPO, and shall be irrevocable as the rights of third parties, including investors in the Company, depend upon such Proxy; provided, however, that upon a transfer of the Optionee’s Shares to such a transferee (subject to the terms and conditions of the ESOP concerning any such transfer), the transferee may be required to grant an irrevocable Proxy to such appropriate person as the Company, in giving its approval to the transfer, so requires. The Proxy may be included in the Option Agreement of each Optionee or otherwise as the Board determines. If contained in the Option Agreement, no further document shall be required to implement such Proxy, and the signature of the Optionee on the Option Agreement shall indicate approval of the Proxy thereby granted. Such person or persons designated by the Board shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of such Proxy unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the person(s) may have as a director or otherwise under the Company’s Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise. Without derogating from the above, with respect to Approved 102 Options, such shares shall be voted in accordance with the provisions of Section 102 and any Rules, regulations or orders promulgated thereunder.

EMPLOYEE STOCK OPTION PLAN

8. PURCHASE PRICE

8.1 The Purchase Price of each Share subject to an Option shall be determined by the Administrator in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Administrator from time to time. Each Option Agreement will contain the Purchase Price determined for each Optionee.

8.2 The Purchase Price shall be payable upon the exercise of the Option in a form satisfactory to the Administrator, including without limitation, by cash or check or any mechanism as displayed by the Administrator or the Company’s Articles of Association. The Administrator shall have the authority to postpone the date of payment on such terms as it may determine.

8.3 The Purchase Price shall be denominated in the currency of the primary economic environment of either the Company or the Optionee (that is the functional currency of the Company or the currency in which the Optionee is paid) as determined by the Company.

9. ADJUSTMENTS

Upon the occurrence of any of the following described events, Optionee’s rights to purchase Shares under the ESOP shall be adjusted as hereafter provided:

9.1 Transactions. In the event of Transaction, the unexercised Options then outstanding under the ESOP shall be assumed or substituted for (i) an appropriate number of shares of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) as were distributed to the shareholders of the Company in connection and with respect to the Transaction or (ii) replaced with the right to receive Consideration by the Successor Company or an affiliate thereof, as shall be determined by such entity, subject to the terms hereof. In the case of such assumption and/or substitution of Options, appropriate adjustments shall be made to the Purchase Price and other terms and conditions of the Option Agreements, including but not limited to the vesting schedule, as shall be determined by the Administrator, which determination shall be in their sole discretion and final.

EMPLOYEE STOCK OPTION PLAN

9.2 Successor Company Does Not Assume Options. In the event that the Successor Company or any affiliate thereof does not provide for such an assumption, and/or substitution of outstanding unexercised Options and/or the provision of Consideration for outstanding unexercised Options, then unless determined otherwise with respect to a specific outstanding Options, the Administrator shall have sole and absolute discretion to determine the effect of the Transaction on the unexercised portion of the Options outstanding immediately prior to the effective time of the Transaction, which may include any one or more of the following, whether in a manner equitable or not among individual Optionees or groups of Optionees: (i) all or a portion of the outstanding Options shall become exercisable in full on a date no later than two (2) days prior to the date of consummation of the Transaction, or on another date and/or dates or at an event and/or events as the Administrator shall determine at its sole and absolute discretion, provided that unless otherwise determined by the Administrator, the exercise and/or vesting of all Options that otherwise would not have been exercisable and/or vested in the absence of a Transaction, shall be contingent upon the actual consummation of the Transaction; and/or (ii) that all or a portion or certain categories of the outstanding unexercised and unvested Options shall be cancelled upon the actual consummation of the Transaction, and instead the holders thereof will receive such Consideration, if any, in the amount and under the terms determined by the Administrator at its sole and absolute discretion; (iii) that the outstanding vested Options shall be cancelled upon the actual consummation of the Transaction, and instead the holders thereof will receive Consideration as shall be determined by the Administrator; and/or (iv) that an adjustment or interpretation of the terms of the Options shall be made in order to facilitate the Transaction and/or otherwise as required in context of the Transaction.

9.3 Acceleration of Options. Anything herein to the contrary in the ESOP notwithstanding, the Administrator shall have full authority to determine at any time provisions regarding the acceleration of the vesting period of any Option, or the cancellation of all or any portion of any outstanding restrictions or exercise conditions with respect to any Option or Share upon certain events or occurrences, and to include such provisions in the Option Agreement on such terms and conditions as the Administrator shall deem appropriate.

9.4 Options with No Monetary Value. In the event that the Administrator determines in good faith that, in the context of a Transaction or Liquidation event, certain unexercised Options have no monetary value and thus do not entitle the holders of such Options to any consideration under the terms of the Transaction or Liquidation event, the Administrator may determine that such Options shall terminate effective as of the effective date of the Transaction or upon determination of the Administrator in the event of Liquidation. Without limiting the generality of the foregoing, the Administrator may provide for the termination of any Option, effective as of the effective date of the Transaction or Liquidation, that has an exercise price that is greater than the per share Fair Market Value at the time of such Transaction or Liquidation, without any consideration to the holder thereof.

9.5 Adjustments. Subject to any required action under any Applicable Laws, the number of Shares subject to each outstanding Option, and the number of Shares which have been authorized for issuance under the ESOP but as to which no Options have yet been granted or which have been returned to the ESOP pool upon cancellation or expiration of an Option, as well as the Purchase Price of Shares subject to each outstanding Option, shall be proportionately adjusted, for any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, share dividend combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding Shares, and further provided that conversion of any convertible securities of the Company or/and the Affiliate shall not be deemed to have been “effected without receipt of consideration.” Except as expressly provided in this Section 9, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

EMPLOYEE STOCK OPTION PLAN

9.6 Liquidation. In the event of Liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (“Liquidation”), the Administrator shall have sole and absolute discretion to determine the effect of such Liquidation event on the outstanding unexercised Options, which may include the acceleration or cancelation of all or a portion of the unexercised portion of the outstanding Option.

9.7 Interpretation. It is the intention that the Administrator authority to make determinations, adjustments and clarifications in connection with the treatment of Options shall be interpreted as widely as possible, to allow the Administrator maximal power and flexibility to interpret and implement the provisions of the ESOP in the event of a recapitalization, Transaction or Liquidation, provided that the Administrator shall determine in good faith that a Optionee’s Vested Options are not thereby adversely affected without the Optionee’s express written consent. Without derogating from the generality of the foregoing, the Administrator shall have the authority, at its sole discretion, to change the vesting schedule of Options, accelerate Options, and determine that the treatment of Options, whether vested or unvested, in a Transaction or Liquidation may differ among individual Optionees or groups of Optionees, provided that the overall economic impact of the different approaches determined by the Administrator shall be substantively equivalent as of the date of the closing of the Transaction or the effective date of Liquidation.

9.8 Sale or Exchange of Shares. Anything herein to the contrary notwithstanding, if prior to the completion of the IPO all or substantially all of the shares of the Company are to be sold, or in case of a Transaction, all or substantially all of the shares of the Company are to be exchanged for securities of another Company, then each Optionee shall be obliged to sell or exchange, as the case may be, any Shares such Optionee purchased under the ESOP, in accordance with the instructions issued by the Administrator in connection with the Transaction, whose determination shall be final.

9.9 Lock-Up. The Optionee shall be required to acknowledge that in the event that the Company’s shares shall be registered for trading in any public market, Optionee’s rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company and/or its underwriters, and the Optionee unconditionally agrees and accepts any such limitations. Without derogating from the scope of the above, the Administrator may designate certain periods, at its reasonable discretion, with respect to all or certain groups of Optionees, during which the exercise of Options and/or sale of Shares shall be restricted or prohibited, including without limitation, in order to comply with applicable laws in any relevant jurisdiction and/or rules of any exchange on which the Company’s shares are traded. During such blackout periods, Optionees will not be able to exercise the Options and/or receive and/or sell the Shares held by or on behalf of the Optionee and the Company shall not bear any liability to Optionees for any claim, loss or liability that may result from such restrictions.

EMPLOYEE STOCK OPTION PLAN

10. TERM AND EXERCISE OF OPTIONS

10.1 Options shall be exercised by the Optionee by giving written notice to the Company or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company or when applicable, by the 102 Trustee in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Purchase Price at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

10.2 Options, to the extent not previously exercised, shall terminate forthwith upon the earlier: (i) 10 years from the date of grant of the Option; (ii) the date set forth in the Option Agreement; and (iii) the expiration of any extended period in any of the events set forth in Section 10.5 below.

10.3 The Options may be exercised by the Optionee in whole at any time or in part from time to time, to the extent that the Options become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of section 10.5 below, the Optionee is employed by or providing services to the Company and/or any Affiliate, at all times during the period beginning with the granting of the Option and ending upon the date of exercise.

10.4 Subject to the provisions of section 10.5 below, in the event of termination of Optionee’s employment or services with the Company and/or any Affiliate, all Options granted to such Optionee immediately expire upon the effective date of termination of engagement. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Optionee’s Option shall not vest and shall not become exercisable.

10.5 Notwithstanding anything to the contrary hereinabove and unless otherwise determined by the Administrator, in its sole and absolute discretion, an Option may be exercised after the effective date of termination of Optionee’s employment or service with the Company and/or the Affiliate (the “Termination Date”) during an additional period of time beyond the Termination Date, but only with respect to the number of Vested Options as of the Termination Date according to the Vesting Dates, provided that:

(i)	in the event that termination is without Cause, then,

(1)	any Vested Option still in force and unexpired may be exercised until the earlier of: (x) a period of three (3) months after the Termination Date; or (y) expiration of the term of the Option as set forth pursuant to Section 10.2; provided, however, that

(2)	with respect any directors, managers or employees of FutuRx, any Vested Option still in force and unexpired may be exercised until the earlier of: (x) a period of twelve (12) months after the Termination Date; or (y) expiration of the term of the Option as set forth pursuant to Section 10.2.(ii) termination is for death or Disability (as such term is defined below), in which event any Vested Option still in force and unexpired may be exercised until the earlier of: (x) a period of twelve (12) months after the Termination Date; or (y) expiration of the term of the Option as set forth pursuant to Section 10.2.

“Disability” shall have the meaning ascribed to such term or a similar term in the Optionee’s employment agreement (where applicable), or in the absence of such a definition, the inability of the Optionee, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Optionee’s position with the Company because of the sickness or injury of the Optionee for a consecutive period of 180 days.

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(iii)	prior to the Termination Date, the Administrator is authorized to extend terms of all or part of the Vested Options beyond the Termination Date for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable.

(iv)	with respect to Non-Employee’s, the post termination exercise term, if any, shall be determined by the Administrator and may differ from the post-termination exercise periods determined above.

For avoidance of any doubt, if termination of employment or service is for Cause, any outstanding unexercised Option (whether vested or non-vested), will immediately expire and terminate, and the Optionee shall not have any right in connection to such outstanding Options.

10.6 Unless the Administrator provides otherwise, vesting of Options shall be suspended during any unpaid leave of absence (except, for the avoidance of doubt, periods of legally protected leave of absence pursuant to applicable law).

10.7 The engagement between the Company and/or its Affiliate and the Optionee shall not be considered as terminated in case of any (a) leave of absence approved by the Company or its Affiliates, provided that such leave of absence was approved by entity for which the Optionee is engaged with, or pursuant to applicable law, or (b) transfers between locations of the Company and/or its Affiliates or between the Company, and its parent, subsidiary, affiliate, or any successor thereof; or (c) changes in status (employee to director, employee to consultant, etc.), although such change may affect the specific terms applying to the Optionee’s Option.

10.8 To avoid doubt, the Optionees shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any Option, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of Sections 350 and 351 of the Companies Law or any successor to such section, until registration of the Optionee as holder of such Shares in the Company’s register of shareholders upon exercise of the Option in accordance with the provisions of the ESOP, but in case of Options and Shares held by the 102 Trustee, subject to the provisions of Section 6 of the ESOP.

10.9 Any form of Option Agreement authorized by the ESOP may contain such other provisions as the Administrator may, from time to time, deem advisable.

10.10 With respect to Unapproved 102 Option, if the Optionee ceases to be employed by the Company or any Affiliate, the Optionee shall extend the Company’s security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the Rules, regulation or orders promulgated thereunder.

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11. VESTING OF OPTIONS

11.1 Unless determined otherwise by the Administrator and/or in the Option Agreement, the vesting periods pursuant to which such Options shall vest will be:

(i)	such that all Options shall be fully vested on the first business day following the passing of four (4) years from the Date of Grant as following: 1/4 of the Options shall vest on the first annual anniversary; and 1/16 of the Options shall vest each subsequent quarter during the following three (3) years; provided however, that

(ii)	with respect to management, employees and consultants of FutuRX, such that all Options shall be fully vested on the first business day following the passing of three (3) years from the Date of Grant as following: 1/3 of the Options shall vest on the first annual anniversary; and 1/12 of the Options shall vest each subsequent quarter during the following two years;

Notwithstanding the aforesaid, no Options shall be exercisable after the Expiration Date.

11.2 An Option may be subject to such other terms and conditions on the time or times when it may be exercised, as the Administrator may deem appropriate. The vesting provisions of individual Options may vary.

12. RIGHTS RELATED TO SHARES; ADDITIONAL RESTRICTIONS ON TRANSFER OF SHARES

12.1 Notwithstanding anything to the contrary in the Articles of Association of the Company, and unless determined otherwise by the Administrator, none of the Optionees shall have a right of first refusal in relation with any sale of Shares in the Company.

12.2 Any Shares issued in connection with the ESOP shall be subject to all rights and restrictions applicable to the Shares under the Company’s Articles of Association, and any shareholders agreement.

12.3 Unless otherwise determined by the Administrator and subject to applicable law, until such time as the Company shall complete an IPO, an Optionee shall not have the right to sell, transfer, assign, pledge, hypothecate, or otherwise encumber or dispose of Shares issued upon the exercise of an Option or issuance of such Shares, in any way to one or more third parties other than with the prior approval of the Administrator and/or in accordance with applicable law, and in any event, subject to any relevant provisions of the Company’s Articles of Association, as in effect from time to time, and/or the Option Agreement.

13. DIVIDENDS

13.1 With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options purchased by the Optionee and held by the Optionee or by the 102 Trustee, as the case may be, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s Articles of Association (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

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13.2 In the event a share dividend is declared and/or additional rights are granted with respect to Shares which derive from Options granted as Approved 102 Options, such dividend and/or rights shall also be subject to the provisions of Section 6 and the Holding Period for such dividend shares and/or rights shall be measured from the commencement of the Holding Period for the Option with respect to which the dividend was declared and/or rights granted. In the event of a cash dividend on Shares, the 102 Trustee shall transfer the dividend proceeds to the Optionee in accordance with the Plan after deduction of taxes and mandatory payments in compliance with applicable withholding requirements, and subject to any other requirements imposed by the ITA.

14 NET EXERCISE

Notwithstanding the provisions of Section 10 above, instead of issuing exercised Shares as a result of any exercise of each one Option (subject to the adjustments under section 9 herein), any vested Option may be exercised, to the Optionee discretion, by using the following method (the “Net Exercise”) unless determined otherwise in the Option Agreement:

14.1 Upon exercise of the Options the Company shall issue to the Optionee (or for his or her benefit) the Net Exercise Shares (as defined below) and the following formula shall apply:

X =	Y(A-B)

(A-N)

X= the number of Shares resulting from the exercise of the Options (the “Net Exercise Shares”).

Y= the number of Shares to be issued upon exercise of Options in respect of which a notice of exercise has been delivered to the Company.

A= the Fair market Value.

B= the Exercise Price.

N= the Nominal Value Sum of a Share

14.2 The Optionee shall not be required to pay to the Company any sum with respect to the exercise of such Options other than a sum equal to the aggregate nominal value of the Net Exercise Shares (which shall be paid in a manner provided in Section 14.1 above) (the “Nominal Value Sum”).

14.3 In any event no fractional Shares will be issued to the Optionee and the number of Shares granted to the Optionee under the ESOP shall be rounded off to the nearest whole number.

14.4 Upon Net Exercise Share, that part of the vested Options surrendered by the Optionee (equal to Y minus X) shall expire and no new Options shall be issued.

15. RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

15.1 No Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, except as specifically allowed under the ESOP, and during the lifetime of the Optionee each and all of such Optionee’s rights to purchase Shares hereunder shall be exercisable only by the Optionee or his lawfully Successors. Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

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15.2 As long as Options and/or Shares are held by the 102 Trustee on behalf of the Optionee, none of the rights of the Optionee over the Shares can be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.

16. EFFECTIVE DATE AND DURATION OF THE ESOP

The ESOP shall be effective as of the day it was adopted by the Administrator and shall terminate at the end of ten (10) years from such day of adoption. The Company shall obtain the approval of the Company’s shareholders for the adoption of this ESOP or for any amendment to this ESOP, if shareholders’ approval is necessary or desirable to comply with any applicable law in Israel or abroad and the securities laws of other jurisdiction applicable to Options granted to Optionees under this ESOP, or if shareholders’ approval is required by any authority or by any governmental agencies or national securities exchanges.

17. AMENDMENTS OR TERMINATION

The Administrator may at any time, but when applicable, after consultation with the 102 Trustee, amend, alter, suspend or terminate the ESOP. Except (a) to correct obvious drafting errors or as otherwise required by law or (b) as specifically provided herein, no amendment, alteration, suspension or termination of the ESOP shall impair the vested rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Company. Termination of the ESOP shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the ESOP prior to the date of such termination. The Administrator may amend the terms of any Option theretofore granted, prospectively or retroactively, but except (a) to correct obvious drafting errors or as otherwise required by law or applicable accounting rules, or (b) as specifically provided herein, no such amendment or other action by the Administrator shall reduce the rights of any Optionee with respect to Vested Options without the Optionee’s consent.

18. GOVERNMENT REGULATIONS

The ESOP, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of any other State having jurisdiction over the Company and/or the Optionee, including to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of an Option, the Administrator may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, and make other representations as may be required under applicable securities laws if, in the opinion of counsel for the Company, such representations are required, all in form and content specified by the Administrator.

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19. GOVERNING LAW & JURISDICTION

The ESOP shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel Aviv, Israel shall have sole jurisdiction in any matters pertaining to the ESOP.

20. CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither the ESOP nor the Option Agreement with the Optionee shall impose any obligation on the Company or an Affiliate thereof, to continue any Optionee in its employ or service, and nothing in the ESOP or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ or service of the Company or an Affiliate thereof or restrict the right of the Company or an Affiliate thereof to terminate such employment or service at any time.

21. TAX CONSEQUENCES

21.1 Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company, the 102 Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Affiliates and/or the 102 Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its Affiliates and/or the 102 Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee. The Company or any of its Affiliates may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Options granted under the ESOP and the exercise thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount (or Shares issuable) then or thereafter to be provided to the Optionee, including by deducting any such amount from a Optionee’s salary or other amounts payable to the Optionee, to the maximum extent permitted under law and/or (ii) requiring the Optionee to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares and/or (iii) by causing the exercise and sale of any Options or Shares held by on behalf of the Optionee to cover such liability, up to the amount required to satisfy minimum statutory withholding requirements. In addition, the Optionee will be required to pay any amount due in excess of the tax withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

21.2 The Company and/or the 102 Trustee shall not be required to release any Share certificate to an Optionee or register the Shares in the name of the Optionee until all required payments have been fully made.

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22. NON-EXCLUSIVITY OF THE ESOP

The adoption of the ESOP by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Options otherwise than under the ESOP, and such arrangements may be either applicable generally or only in specific cases.

23. MULTIPLE AGREEMENTS

The terms of each Option may differ from other Options granted under the ESOP at the same time, or at any other time. The Administrator may also grant more than one Option to a given Optionee during the term of the ESOP, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.